EXHIBIT 99.4
Transaction Listing Required by Item 5(c)

	Total Number of Shares of
Date of Transaction	Common Stock Sold	Average Sales Price
June 4, 2008	60,000	$23.8210
June 5, 2008	50,000	$23.8704
June 6, 2008	50,000	$23.8174
June 9, 2008	50,000	$23.7363
June 10, 2008	60,000	$24.1121
June 11, 2008	40,000	$23.7461
June 12, 2008	32,400	$23.6240
June 13, 2008	500	$23.5160
July 22, 2008	115,697	$24.1643
July 23, 2008	77,100	$23.8258
July 24, 2008	35,000	$24.0387
July 25, 2008	19,903	$23.5656
July 28, 2008	40,400	$23.7633
July 29 2008	75,000	$23.9386
July 30, 2008	55,000	$24.0851
July 31, 2008	50,000	$23.9001
August 1, 2008	64,600	$23.9879
August 4, 2008	50,000	$24.1017
August 5, 2008	40,300	$24.2082